CORDANT TECHNOLOGIES' FORECAST REMAINS CONSTANT AFTER BOEING ANNOUNCEMENT


Salt Lake City, Utah, December 7, 1998 -- In response to inquiries following the December 1 Boeing announcement of lower aircraft shipments in 1999, Cordant Technologies Inc. (CDD-NYSE) issued the following statement:

Cordant Technologies Inc. has no change in its sales forecast for 1999 in the wake of the Boeing announcement. Two factors are key in the Company's sales forecast: Cordant's prior projections were consistent with Boeing's announced reductions, and Cordant is well diversified in both the aerospace and industrial markets.

Twenty percent of Cordant's total sales are tied to new aircraft builds, with approximately 12 percent of total sales related to new aircraft build rates at Boeing. In addition, 15 percent of total sales are to the commercial aircraft after-market, 30 percent are to general industrial markets and 35 percent are to the space and defense industry.

Of Cordant's sales directly tied to Boeing, slightly more than half are from its Howmet International business and the remainder are from Cordant's Huck International unit.

At Howmet International, which is the leading supplier of investment cast components for the aircraft and industrial gas turbine industries, the impact of the Boeing production cuts in 1999 will be in the $8-10 million range, or less than one percent of sales. Overall, the Company is still expecting three to four percent growth in Howmet's aerospace sales in 1999 due to additional market share and after-market sales.

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About one-third of Huck International's fastener sales are to the aerospace industry. Boeing and Boeing related sales account for about 75 percent of industry sales. Cordant's previous forecast for 1999 called for a 10 to 15 percent decrease in Huck's aerospace sales. Cordant expects the 1999 aerospace sales decrease to be in the upper end of that range. The remainder of Huck's sales are to non-aerospace industrial customers.

Cordant's Thiokol Propulsion business remains as previously forecasted. The recent launch and construction start of the International Space Station solidified the Space Station launch rate for years to come, ensuring continued stable production of the reusable solid rocket motors (RSRM) for NASA.

"Cordant remains confident with the consensus estimates for 1998 and 1999 and we anticipate an additional five to eight percent EPS growth in 2000," said James R. Wilson, Chairman and CEO. "We're optimistic about our future. We will continue to focus on the things we can control, such as our costs, quality, productivity and delivering consistent earnings growth for our shareholders."

With more than 17,500 employees worldwide, Cordant Technologies (CDD--NYSE) is a strategically balanced global business with consolidated annual sales of approximately $2.4 billion. Cordant Technologies' Thiokol Propulsion business is the leading producer of solid propulsion systems, and its Huck International subsidiary delivers high performance industrial and aerospace fastener systems. Cordant Technologies also holds a majority interest in Howmet International Inc., a global manufacturer of aircraft and industrial gas turbine engine components.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, unanticipated slowdowns in the Company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.
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Contacts:
Lauren Sides                                         Shannon Polk
Media Relations                                      Investor Relations
(801) 933-4193                                       (801) 933-4030
sideslb@cordanttech.com                              polksb@cordanttech.com